Exhibit 10.9

C&F FINANCIAL CORPORATION

MANAGEMENT INCENTIVE PLAN

ARTICLE I

OBJECTIVE OF THE PLAN

The purpose of the Management Incentive Plan (“MIP”) is to attract, retain and motivate key employees by providing incentive awards to designated executive, managerial and professional employees of C&F Financial Corporation (“Company”) and its direct or indirect subsidiaries.

The MIP is designed to link key employee interests more closely with the interests of the Company’s shareholders and to create value for the Company by maximizing achievement of corporate, business unit and individual performance goals.

Each Participant’s award under this MIP will take into account corporate performance as well as, where appropriate, his or her own business unit’s performance. Awards under the MIP may also reflect individual performance.

ARTICLE II

PLAN ADMINISTRATION

The MIP will be administered by the Compensation Committee (“Committee”) which will have the power and authority to interpret the MIP, select employees to participate in the MIP, establish target awards and performance objectives under the MIP, and establish guidelines for determining individual awards and rules for the operation and administration of the MIP. Notwithstanding the restrictions contained in Article V below, the Committee will also have the power and authority to adjust upward or downward any target award earned, in its discretion, in light of such considerations as the Committee may deem relevant (but subject to applicable limitations of the Company’s 2004 Incentive Stock Plan).

Except as expressly otherwise provided herein in the case of Named Executive Officers (as defined below) or as prohibited by any national securities exchange or system on which the Company’s stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations, the Committee may delegate one or more of its powers or responsibilities to one or more of its members and/or to one or more officers of the Company.

The Chief Executive Officer’s incentive awards (whether cash or in the form of equity awards) will be determined solely by the Committee, taking into account the overall Company performance relative to the established business plan (“Corporate Goal”) and the Chief Executive Officer shall not be present during such deliberations or voting.

The MIP is an annual plan, is first effective January 1, 2005 and shall remain in effect until amended or terminated by the Board of Directors. A new plan year shall commence on the first business day of each fiscal year of the Company. The Committee shall review the MIP annually and recommend any amendments or revisions thereto which it deems appropriate or desirable, for approval by the Board of Directors.

ARTICLE III

PARTICIPANTS

Persons who may participate in the MIP are limited to key employees of the Company and its direct or indirect subsidiaries who are recommended by the Chief Executive Officer and approved by the Committee (“Participants”).

To be eligible for the MIP in any particular year, key employees must be employees of the Company or a subsidiary as of January 1st of that plan year. In addition, employees who are either hired as key employees or are promoted and become key employees after the beginning of a plan year may be designated as Participants for the plan year and assigned a prorated target in the Committee’s discretion.

ARTICLE IV

PERFORMANCE OBJECTIVES

In connection with the administration of the MIP, the Committee shall establish:

(i) MIP performance objectives for the Company and any subsidiary (“Corporate Goals”), appropriate business units of the Company (“Business Unit Goals”), and individuals (“Individual Goals”) based upon such criteria as may be agreed upon by the Committee and

(ii) The award formula or matrix by which all incentive awards under the MIP shall be calculated.

Except as provided herein in the case of Named Executive Officers, the selection of such performance objective(s) and the award formula or matrix may vary on a Participant by Participant basis.

Prior to or within the first 90 days of each plan year after 2005, the Committee shall review the previously established Corporate Goals, Business Unit Goals and Individual Goals and make any changes to such performance objectives as it deems appropriate for the new plan year.

ARTICLE V

AWARDS

The MIP provides for cash incentive awards (“Cash Awards”) and/or equity incentive awards (“Equity Based Awards”). Except as provided herein in the case of Named Executive Officers, target awards may be weighted between Corporate, Business Unit and Individual Goals on such basis as the Committee determines and the weighting may vary on a Participant by Participant basis. Separate performance objectives and award formulas or matrixes maybe established for Cash Awards and Equity Based Awards. Cash Awards shall be settled in cash. Equity Based Awards shall be settled in cash and/or Company stock as determined by the Committee.

Each Participant shall be assigned a Cash Award target, which shall be paid or provided if the Participant achieves his or her Cash Award targeted performance goal(s). All cash incentive awards made to the President of C&F Mortgage Corporation (“C&F Mortgage”) shall be made pursuant to such President’s Employment Agreement, as in effect from time to time, with C&F Mortgage or the Company, and not pursuant to this MIP, for any year for which such Employment Agreement provides for an annual incentive arrangement.

Unless otherwise provided by the Committee, the Cash Award targets for a plan year of the Chief Executive Officer and each executive officer whose compensation for the prior plan year will appear in the Company’s annual meeting proxy statement for the relevant plan year (“Named Executive Officers”) will be based solely on achievement of the Corporate Goal, and the Corporate Goal for the Cash Awards for the Named Executive Officers is based on the Company’s return on equity (“ROE”) and return on assets (“ROA”) for the plan year for which the Cash Award is made compared to a peer group of banks selected by the Committee. If 100% of the Cash Award Corporate Goal is achieved for a plan year, the Chief Executive Officer and other Named Executive Officers will earn a Cash Award equal to his or her individual Cash Target Award designated by the Committee. If greater than or less than 100% (but at least the Minimum Award Level designated by the Committee) of the Cash Award Corporate Goal is achieved for a plan year, the Chief Executive Officer and other Named Executive Officers will earn a Cash Award equal to more or less than 100% of his or her individual Cash Target Award (but in no event more than the Maximum Award Percentage designated by the Committee) based on an Award Matrix designated by the Committee. Any award earned by the Named Executive Officers may be adjusted by the Committee, solely at its discretion, based on measures including, but not limited to, asset quality of the Company. The measures are listed in the Cash Award Targets and Goals for Named Executive Officers which are set pursuant to Article IV of this document. As mentioned above, all cash incentive awards made to the President of C&F Mortgage Corporation (“C&F Mortgage”) shall be made pursuant to such President’s Employment Agreement, as in effect from time to time, with C&F Mortgage or the Company, and not pursuant to this MIP, for any year for which such Employment Agreement provides for an annual incentive arrangement.

Participants may also be awarded Equity Based Awards consisting of restricted stock, stock options, stock appreciation rights or other stock equivalent awards under the MIP if the Participant achieves his or her Equity Based Award targeted performance goal(s). If 100% or more of the Equity Based Award Corporate Goal is achieved for a plan year, the Chief Executive Officer and other Named Executive Officers will earn an Equity Based Award equal to his or her individual Equity Based Target Award designated by the Committee. If achievement is less than the Equity Based Award Corporate Goal, Equity Based Award will be adjusted. All Equity Based Awards granted under the MIP which are payable in or entail the issuance of Company stock will be awarded pursuant to the Company’s 2004 Incentive Stock Plan unless the Committee specifically determines otherwise (“Stock Plan”).

Unless otherwise provided by the Committee, Equity Based Awards for a plan year for the Chief Executive Officer and other Named Executive Officers, will be based on the achievement of the Corporate Goal, and the Corporate Goal for the Equity Based Awards for these Named Executive Officers is based on 5-year total shareholder return of the Company compared to that of a peer group designated by the Committee. The Committee will determine the appropriate valuation methodology for determining the fair market value of such equity award on the date of grant.

The Cash Award targets and Equity Based Award targets for all Participants other than the Named Executive Officers shall be as determined by the Committee based on the applicable Corporate Goals, Business Unit Goals or Individual Goals or any combination thereof. The Business Unit Goals and Individual Goals shall be established by the Committee based on specific business unit and individual objectives to be reviewed by the Committee annually. These include but are not limited to loan and deposit growth, asset quality, margins, productivity, soundness, and customer satisfaction.

ARTICLE VI

ENTITLEMENT TO EARNED AWARDS

With respect to Cash Awards, except as provided below, no earned award shall be payable to a Participant unless that Participant is an employee of the Company and/or any subsidiary from January 1st of that plan year (or if later, the date he or she is designated as a Participant for that plan year) either through the last day of that plan year or, if so provided by the Committee prior to the end of the plan year to which the award relates, through the date the award for that plan year is paid (the “Vesting Date”).

With respect to Equity Based Awards, no grant evidencing the Equity Based Award will be granted unless the Participant is employed by the Company or any subsidiary on the date of grant.

In the event of a Participant’s death, total and permanent disability, retirement or involuntary termination without cause during a plan year, earned awards shall be calculated for that plan year and then pro-rated by multiplying the earned annual award by a fraction, the numerator of which is the number of full months, including the month in which the terminating event occurred, in the plan year and the denominator of which is twelve. In such event, payout will occur at the same time all other earned and vested award payments are made for that plan year. Otherwise, a Participant who is not employed by the Company or a subsidiary for any other reason on the Vesting Date for a plan year shall forfeit his or her award for that plan year unless otherwise determined by the Committee.

ARTICLE VII

PAYMENT OR PROVISION OF EARNED AND VESTED AWARDS

Earned and vested Cash Awards shall be paid as soon as practicable following the end of the plan year, however, in no event shall such awards be paid later than March 15th following the end of the plan year, allowing the Company adequate time to formally analyze its financial results according to the regulations and procedures of a public company.

Earned Equity Based Awards shall be evidenced by an equity compensation grant under the Stock Plan made at such times as may be determined by the Committee, but in no event later than March 15th following the end of each plan year. Such grants may entail such further service based and/or performance based vesting as the Committee may determine.

ARTICLE VIII

NO ENTITLEMENT TO BONUS

Participants are entitled to a distribution under the MIP only upon the determination by the Committee that the award is earned, vested and payable, and no Participant shall be entitled to an award under the MIP unless the award is subject to the attainment of performance objectives defined under the MIP, and such award may be adjusted by the Committee in its discretion.

ARTICLE IX

AMENDMENT OR TERMINATION OF PLAN

The Board of Directors reserves the right to amend or terminate the MIP at any time, based on the recommendation of the Committee.

In the event the MIP is amended by the Board of Directors more than 90 days after the beginning of a plan year in a manner which could reduce the award payable to a Participant for that plan year, the Participant shall continue to be eligible for incentive awards, if earned, for the plan year in which the amendment of the MIP occurs, with incentive awards being prorated as of the date of the MIP amendment based on the old and new provision of the MIP, unless otherwise agreed by the Participant.

In the event the MIP is terminated by the Board of Directors, unless otherwise agreed by a Participant, Participants shall continue to be eligible for incentive awards, if earned, for the plan year in which the termination of the MIP occurs, with incentive awards being prorated as of the date of the MIP termination.

ARTICLE X

NO RIGHT OF ASSIGNABILITY

Participant awards shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.

Nothing contained in the MIP shall confer upon employees any right to continued employment, nor interfere with the right of the Company to terminate a MIP Participant’s employment with the Company or any subsidiary. Participation in the MIP does not confer rights to participation in other Company programs, including non-qualified retirement or deferred compensation plans or other executive perquisite programs.

The MIP is intended to constitute an “unfunded” plan for incentive compensation. With respect to any award as to which a Participant has an earned and vested interest but which is not yet paid to the Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XI

GOVERNING LAW

The MIP shall be governed, construed, and administered in accordance with the laws of the Commonwealth of Virginia.

In the event any provision of the MIP shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the MIP.

As amended by the Board of Directors on January 18, 2011.